Exhibit 4.38

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement dated as of December 31, 2012 (the “Effective Date”) relates to the promissory note combination #1 agreement dated August 16, 2012, (the “Note Combination #1 Agreement”) combining Alpharion Note #2, Alpharion Note #5, Alpharion Note #9, Alpharion Note #10 and Alpharion Note #11, (all such notes are hereinafter defined) with an aggregate principal amount of $118,556, (all such notes collectively referred to as the “Promissory Note”), between Intellinetics, Inc. (the “Borrower” or “Assignor”), and Alpharion Capital Partners, Inc. (the “Lender”). Unless otherwise defined herein, terms defined in the Note Combination #1 Agreement and used herein shall have the meanings given to them in the Note Combination #1 Agreement.

Alpharion Note #2:

On October 7, 2011, the Borrower and Lender have entered into a promissory note and subscription agreement dated October 7, 2011, in the principal amount of $7,500, at an interest rate of 3.25% (the “Alpharion Note #2”).

Alpharion Note #5:

On November 21, 2011, the Borrower and Lender have entered into a promissory note and subscription agreement dated November 21, 2011, in the principal amount of $37,500, at an interest rate of 3.25% (the “Alpharion Note #5”).

Alpharion Note #9:

On January 4, 2012, the Borrower and Lender have entered into a promissory note and subscription agreement dated January 4, 2012, in the principal amount of $13,556, at an interest rate of 3.25% (the “Alpharion Note #9”).

Alpharion Note #10:

On January 9, 2012, the Borrower and Lender have entered into a promissory note and subscription agreement dated Janaury 9, 2012, in the principal amount of $10,000, at an interest rate of 3.25% (the “Alpharion Note #10”).

Alpharion Note #11:

On January 19, 2012, the Borrower and Lender have entered into a promissory note and subscription agreement dated January 19, 2012, in the principal amount of $50,000, at an interest rate of 3.25% (the “Alpharion Note #11”).

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The Lender, the Assignor and Globalwise Investments, Inc. (the “Assignee”) agree as follows:

1. The Lender consents and agrees to the assignment and assumption as provided for in this Assignment and Assumption Agreement.

2. The Lender agrees that no default or event of default has occurred since the date of the Promissory Note or if any default or event of default has or had occurred, the Lender hereby agrees to have waived such default or event of default as if such waiver was granted by the Lender before the occurrence of any such default or event of default.

3. The Assignor hereby irrevocably assigns to its parent-corporation, the Assignee, without recourse to the Assignor, and the Assignee hereby irrevocably assumes from its wholly-owned subsidiary, the Assignor, without recourse to the Assignor, as of the Effective Date, the principal and interest under the Promissory Note. Assignee hereby assumes, as its direct and primary obligation, the payment and performance of all of the liabilities and obligations of Assignor under the Promissory Note, including, without limitation, the obligation to pay the principal, interest and fees (if any) with respect to all such liabilities and obligations, and indemnification obligations (if any) related thereto (collectively the “Assumed Obligations”) and hereby agrees to make all payments required under Promissory Note in effect and to discharge the Assumed Obligations as they become due or are declared due. Assignee acknowledges that Assignor has assigned to Assignee all of the rights of Assignor under the Promissory Note, all on the terms and subject to the conditions set forth in the Promissory Note. From and after the date hereof, Assignee agrees to perform and discharge all of the Assumed Obligations, including, without limitation, performance and observance of all of the covenants and conditions of the Promissory Note to be performed or observed by Assignor thereunder or in connection therewith, and to be bound in all respects by the terms of the Promissory Note as they relate to Assignor as if Assignee were an original signatory thereto. From and after the date hereof, all references in the Promissory Note to Assignor as the “Borrower” as defined in the Promissory Note shall be deemed to be a reference to Assignee as the Borrower.

4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption Agreement; (b) confirms that it has received a copy of the Promissory Note; (c) agrees that it will be bound by the provisions of the Promissory Note and will perform in accordance with its terms all the obligations which by the terms of the Promissory Note are required to be performed by it; and (d) makes all of the representations and warranties set forth in the Promissory Note as of the Effective Date.

5. From and after the Effective Date, (a) the Assignee shall be a party to the Promissory Note and, to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Borrower thereunder and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Assumption Agreement, relinquish its rights and be released from its obligations under the Promissory Note.

6. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed as of the date first above written by their respective duly authorized signatories.

Intellinetics, Inc.

/s/ William J. Santiago
Name: William J. Santiago
Title: President and CEO

Globalwise Investments, Inc.

/s/ William J. Santiago
Name: William J. Santiago
Title: President and CEO

Consented and Agreed:

/s/ Rick Hughes
Alpharion Capital Partners, Inc., as Lender

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